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                                                                   Exhibit 10.51
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[FinancialWeb Logo]




April 3, 2000


Lysle C. Wickersham

Dear Lysle:

On behalf of FinancialWeb.com, Inc. (the "Company"), it is my pleasure to memorialize our understanding regarding your position as Senior Vice President of Marketing. In this capacity, you report to Kevin Leininger, the President and CEO.

Your starting annualized salary is $180,000, and your commencement date is April 17, 2000.

Stock Option - Management will recommend to the Compensation Committee of the Board of Directors that you be granted an option to purchase 165,000 shares of FWEB common stock.

Upon your execution and return of this letter, it will be submitted to the Compensation Committee of the Board of Directors, for review and approval. You will not have any legal or beneficial interest in any securities of the Company until such time as the Compensation Committee or the Board of Directors grants an option to you. Any option grant shall be on such terms and conditions as the Committee or the Board deems appropriate.

You will be eligible for the comprehensive benefits package that we offer to our full-time employees, including our 401k plan. Details of this package will be reviewed with you in orientation on your first day of employment.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please provide proper documentation in that regard.
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Please confirm your acceptance of this employment offer by mailing or delivering to me an original signed copy. For confidentiality reasons please don't fax this to me. As a condition of your employment, you will also need to sign a Non-Disclosure, Non-Compete and Developments Agreement.

This letter does not constitute a guarantee of employment or a contract. Under Florida law, your employment may be terminated by either you or the Company at any time and for any reason or no reason. This offer supersedes, rescinds, and renders null and void all prior offers, acceptances or agreements, both verbal and written.

Lysle, we are very pleased to have you join the team. I am sure that you will play an important role in the future success of the Company!

Sincerely,

/s/ James P. Gagel
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Executive Vice President
General Counsel

Accepted by:

/s/ Lysle Wickersham                                 4/3/00
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Lysle C. Wickersham                                  Date


April 17, 2000
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Start Date